Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We have issued our reports dated March 7, 2008 with respect to the consolidated financial statements, schedule, and internal control over financial reporting of Airspan Networks Inc. (which reports expressed an unqualified opinion and contain an explanatory paragraph relating to the adoption of Statement of Financial Accounting Standards No. 123(R), “Share Based Payment” and Financial Accounting Standards Board Interpretation No. 48, “Accounting for Uncertainty in Income Taxes”) included in the Annual Report on Form 10-K for the year ended December 31, 2007. We hereby consent to the incorporation by reference of said reports in the Registration Statement of Airspan Networks Inc. on Form S-8.

/s/ Grant Thornton LLP
Miami, Florida
August 9, 2008